 Exhibit 99.1

Jupiter Wellness Advances Clinical Pipeline of CBD-Based Topical Treatments

Four indications in clinical development

Jupiter, FL – April 29, 2021 - Jupiter Wellness, Inc. (Nasdaq: JUPW), a leading developer of cannabidiol (CBD) based medical therapeutics and wellness products, today announced an update on its clinical pipeline of CBD-based therapeutic topical formulations including JW-100 for the treatment of eczema, JW-200 for skin cancer, JW-300 for burns, and JW-400 for herpes cold sores.

Commenced Patient Enrollment for Skin Cancer: Study Completion Expected Q4 2021

Jupiter’s JW-200 is designed to provide action and relief in the treatment of Actinic Keratosis (AK), the most common precancer that forms on skin as a result of exposure to ultraviolet (UV) rays. The objective of this double blinded, placebo controlled study is to evaluate the efficacy of JW-200 in both the treatment and prevention of disease, with a primary efficacy endpoint of the percentage of patients with complete clearance of AK lesions. An estimated 120 adults diagnosed with AK will be recruited, with an expected study completion date of Q4 2021.

The Skin Cancer Foundation estimates 58 million Americans have one or more AK lesions which appear as raised, scaly discolored patches on sun-exposed skin. Left untreated, approximately 20% of AK lesions progress to squamous cell carcinoma. The skin cancer treatment market was $8.19 billion 2019 and is estimated to reach $14.55 billion by 2027.

Patient Recruitment Started for First Degree Burns: Topline Data Expected Q4 2021

JW-300 is being evaluated in a clinical study for the treatment of first degree burns resulting from sun exposure. The double blinded, placebo controlled trial is recruiting an estimated 44 patients who have first degree burns induced by UVB irradiation. The primary endpoint is the reduction in erythema within 24 hours of treatment. The trial is expected to be completed in Q3 2021, with topline data expected Q4 2021.

Preparing for Upcoming IND Meeting with U.S. FDA for Eczema Phase I/II Study

Jupiter is preparing for a meeting in Q3 2021 with the U.S. Food and Drug Administration (FDA) regarding the Company’s Investigational New Drug (IND) application that it expects to file. The Company will propose its clinical protocol for a Phase I/II study based on the efficacy and safety shown in the recently completed exploratory study of JW-100 for the treatment of atopic dermatitis (eczema). The study showed that JW-100 cleared or reduced eczema following two weeks of use in more than half of the subjects, achieving ISGA clear or almost clear (1 or 2) with at least a 2-grade improvement from baseline after treatment, versus 20% and 15% in the CBD-only and placebo arms.

The global eczema market is valued at $10 billion and is expected to grow at a CAGR of 13% through 2025. Ten percent of the U.S. population, or 31.6 million people, have eczema, and according to NationalEczema.org, 86% of people are not satisfied with their current treatment.

JW-400 for Treatment of Herpes Cold Sores Expected to Commence Recruitment Q4 2021

The double blind, placebo controlled study is now preparing for recruitment of 40 patients with recurrent herpes labialis infection (HSV) who had their initial infection more than one year prior. The primary endpoint is duration of the herpes labialis episode. The herpes simplex virus treatment market was $4.8 billion in 2017. Nearly half of Americans age14-29 have HSV-1, known as the cold sore virus.

“With multiple study completion and topline data milestones upcoming in 2021 and early 2022, we are very pleased with the pace and scope of our clinical programs which address substantial market opportunity and clinical needs for more effective therapies,” stated Dr. Glynn Wilson, Chief Science Officer of Jupiter Wellness.

About Jupiter Wellness

Jupiter Wellness, Inc. (NASDAQ: JUPW) is a leading developer of cannabidiol (CBD) based medical therapeutics and wellness products. The Company’s clinical pipeline of prescription CBD-enhanced skin care therapeutics address indications including eczema, burns, herpes cold sores, and skin cancer. Jupiter generates revenues from a growing line of proprietary over-the-counter skincare products including its flagship CaniSun™ sunscreen and other wellness brands sold through its robust distribution platform.

For additional information, please visit www.jupiterwellnessinc.com. The Company’s public filings can be found at www.Sec.gov.

Safe Harbor Statement

To the extent any statements contained in this presentation of Jupiter Wellness, Inc. (the “Company”) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company’s management as well as estimates and assumptions made by the company’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” intend,” believe,” plan,” “anticipate,” “projected” and other words or the negative of these terms and similar expressions as they relate to the company or the company’s management identify forward-looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor & Public Relations Contact Info

Phone: 561-244-7100

Email: info@jupiterwellness.com